FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of the 5th day of November, 2013 to the Distribution Agreement, dated as of August 22, 2013 (the “Agreement”) is entered into by and between ETF Series Solutions (the “Trust”), a Delaware statutory trust and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the Vident Core US Equity Fund in the manner set forth herein;

NOW THEREFORE, pursuant to Article 13 of the Agreement, the parties hereby amend the Agreement as follows:

Schedule A of the Agreement shall be superseded and replaced in its entirety by Amended Schedule A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ETF SERIES SOLUTIONS	QUASAR DISTRIBUTORS, LLC

By: /s/ Michael A. Castino	By: /s/ James R. Schoenike

Name: Michael A. Castino	Name: James R. Schoenike

Title: President	Title: President

AMENDED SCHEDULE A

List of Funds

Name of Series
Vident International Equity Fund
Vident Core US Equity Fund